Exhibit 10.16

       Third Amendment to Loan and Security Agreement

     This Third Amendment to Loan and Security Agreement
("Amendment") dated as of November 12, 1999 by and among Fleet Capital Corporation ("Lender"), a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033, and Rheometric Scientific,
Inc. ("Borrower"), a New Jersey corporation with its chief executive office and principal place of business at One
Possumtown Road, Piscataway, New Jersey  08854.
                         Background

     A. On February 23, 1996, Lender entered into a Loan and Security Agreement (as amended by a certain Amendment to Loan and Security Agreement dated March 31, 1998 and Second Amendment to Loan and Security Agreement dated February 19, 1999, the "Loan Agreement") with Borrower and, in connection therewith, Borrower executed and delivered certain other documents and instruments (together with the Loan Agreement, the "Loan Documents").

     2.   The parties desire to further amend the Loan
Agreement in the manner hereinafter set forth.

     3. Capitalized terms used herein which are not defined herein shall have the meanings given thereto in the Loan Agreement.

     NOW THEREFORE, intending to be legally bound, the parties agree as follows:
     1. Extension of Revolving Credit Facility. The Revolving Credit Facility shall be extended to and terminate as of November 30, 2000 with no further extension of any kind (under any automatic renewal feature or otherwise) absent the further written approval of Lender (subject to its sole and absolute discretion).

     2. Letter of Credit. The parties acknowledge and agree that no Letters of Credit or LC Guaranties are currently outstanding and that Lender has no obligation or duty and has made no undertaking or commitment to issue any additional letter of credit or guaranty any letter of credit or reinstate, extend or renew any Letter of Credit or LC Guaranty previously issued.

     3. Facility Limit. As of the date hereof, the Facility Limit (presently at $10,000,000) shall be permanently reduced to $6,500,000.

     4. Inventory Sublimit. As of the opening of business on Wednesday (or, if not a Business Day, on the first Business Day thereafter) of each week, the sublimit on inventory advances referred to in subsection (b)(ii)(A) of the definition of "Borrowing Base" in the Loan Agreement (which sublimit is presently at $3,875,000) will continue to be permanently and automatically decreased by $25,000.


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     5.   Advances Rates.  Each of the respective advance
rates contained in subsections (b)(i) and (b)(ii)(B) of the definition of "Borrowing Base" in the Loan Agreement will be permanently and automatically reduced (a) by eight (8) percentage points on February 28, 2000 and (b) by two (2) percentage points on the last day of each succeeding calendar month. The parties acknowledge that the existing advance rate under subsection (b)(i) is 69%, under subsection (b)(ii)(B)(I) is 84% and under subsections
(b)(ii)(B)(II) and (III) is 34%.

     6. Reserves. Independent of any other reserve which may exist, for any reason, at any time, the existing reserve of $442,000 in the Borrowing Base (previously created in conjunction with the German Credit) shall continue in effect as a continuing protection to Lender (notwithstanding the draw on the German Credit) in view of Lender's accommodations and agreements hereunder.

     7. Extension Fee. In consideration of Lender's agreements and undertakings hereunder, Lender has earned and Borrower shall unconditionally owe to Lender a non-refundable renewal fee of $1,000 per day for each day commencing November 1, 1999 through the date on which full payment of the Obligations is received by Lender (payment of such fees to be made on such days as Lender may from time to time determine and may, at Lender's option, be obtained by Lender's charging Borrower's loan account).

     8.   Financial Covenants.  Section 9.3 of the Loan
Agreement is modified as follows:

          (a)  Subsection (B) modified to provide that
compliance with the Adjusted Tangible Net Worth covenant will hereafter be measured on a quarterly basis, commencing on December 31, 1999 and continuing on the last day of each quarter thereafter.

          (b) Subsection (C) is modified to provide that the minimum Cash Flow requirement as of December 31, 1999 shall be $400,000 (measured for the three month period ending on such date), as of March 31, 2000 shall be $450,000 (measured for the six month period ending on such date), as of June 30, 2000 shall be $700,000 (measured for the nine month period ending on such date), and as of September 30, 2000 shall be $850,000 (measured for the twelve month period ending on such date).

          (c) Each of Subsection (B) and (C) are modified so that in measuring, respectively, Adjusted Tangible Net
Worth and Cash Flow, accrued and unpaid interest under the Axess Notes (as defined in the Subordination Agreement of
February 23, 1996 between Axess Corporation, Lender and
Borrower) will be added back to the calculation.

     9.   Reimbursement of Expenses.  Borrower shall, upon
Lender's demand, reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Lender in the analysis, preparation and negotiation of this Amendment.

     10. Reaffirmation. This Amendment is deemed incorporated into the Loan Agreement. Borrower hereby confirms that except to the extent set forth above, the Loan

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Agreement and other Loan Documents will remain unchanged and
in full force and effect.   Borrower hereby ratifies and
reaffirms all of its obligations thereunder and agrees that all Collateral, liens, and security interests at any time granted by Borrower to Lender shall continue unimpaired and in full force and effect and shall continue to cover and secure all Obligations. In consideration of Lender's undertakings herein, Borrower hereby releases, remises and forever discharges (and agrees never to assert, defend or counterclaim against) Lender, its agents, representatives, employees, successors and assigns, whether such persons are known or unknown, from all actions, suits, claims, covenants, judgments, liabilities, rights, setoffs, demands and defenses of every kind and nature whether now known or unknown or now or hereafter existing or arising, at law or in equity, which Borrower now has, arising from or related to any act or omission by Lender or any such agents, representatives, employees, successors or assigns through the date hereof in connection with the consideration, negotiation, consummation, administration and/or enforcement of the Loans and/or the Loan Documents, including this Amendment.

     11. Representations. The Borrower hereby represents and warrants that (a) no Default or Event of Default is outstanding under the Loan Agreement, (b) this Amendment has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

     12. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

ATTEST:                                 Rheometric Scientific, Inc.


                                        By:    /s/ Joseph Musanti
Secretary                               Title:  V.P. Finance


                                        Fleet Capital Corporation


                                        By:  /s/ John W.Staneski
                                        Title: V.P.

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